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                                                                  EXHIBIT (c)(2)

                      [DILLON, READ & CO. INC. LETTERHEAD]







                                                                  MARCH 17, 1997

STRICTLY PRIVATE AND CONFIDENTIAL

Seneca Resources Corporation
1201 Louisiana Street
Suite 400
Houston, Texas 77002

Attention: Mr. John F. McKnight

Re: CONFIDENTIALITY AGREEMENT

Dear Sirs:

You have requested information on HarCor Energy, Inc. ("HarCor" or the "Company") directly or through us in connection with your investigation concerning the acquisition by you of certain businesses, assets or stock of HarCor (the "Transaction"). Dillon, Read & Co. Inc. ("Dillon Read"), which for purposes of this letter shall also include all of its officers, directors, employees, agents and controlling persons, has been retained by the Company as a financial advisor to attempt to identify and consummate a Transaction. As a condition of the Company's consent to communicate such information to you, it is required that you agree, on the terms set forth below (the "Agreement"), to treat confidentially all such information that Dillon Read, HarCor or its agents may communicate to you for this purpose, whether communications before or after the date of this letter, orally, in writing, by inspection, or through any other means, regardless of whether specifically identified as "confidential" and regardless of whatever form or medium such information may take during or after its communication (collectively, the "Confidential Information"). For greater certainty, all information communicated to you shall be deemed Confidential Information except information which:

     (a) as shown by written records, was already known by you at the time of its receipt by you;

     (b) has been or becomes published or otherwise within the public knowledge as is generally known at the time of its disclosure to you without any breach by you of your obligations hereunder; or

     (c) as shown by written records, was known or available to you through an independent third party source under no obligation of confidentiality to Dillon Read or HarCor and without breach of your obligations hereunder.
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You understand and agree that the Confidential Information is being given to you without any liability on the part of HarCor or Dillon Read, or on the part of the Company's directors and officers, whatsoever, and no representation or warranty with respect to the accuracy, completeness or validity of any Confidential Information is hereby made by Dillon Read or HarCor or its directors or officers. You agree that neither Dillon Read, HarCor nor its directors and officers, shall have any liability to you resulting from the selection, or reliance of the Confidential Information by you.

In consideration of our communicating the Confidential Information to you, you agree on your own behalf and on behalf of your directors, officers, employees, advisors, agents, consultants, affiliates and other representatives (collectively included in the term "you"), all of whom must agree to be bound by the terms of this Agreement as a condition of receiving the Confidential Information, that:

         1. the Confidential Information is strictly confidential and shall be treated in the strictest confidence and privilege and shall be used only for the purpose of evaluating a proposed Transaction and for no other purpose;

         2. you shall not disclose or allow disclosure, to any third party individual or corporate entity of whatever nature ("person") that the Confidential Information has been made available to you. Further, without HarCor's prior written consent, you shall not disclose to any person, that discussions or negotiations, are taking place concerning any possible Transaction or any of the terms, conditions or other facts regarding any possible Transaction or its status; This paragraph does not apply as to any person who may join with you in a possible transaction with HarCor.

         3. you will not assert or allege the existence of any representation, warranty or agreement by Dillon Read, HarCor or its directors or officers arising from the communication to you of the Confidential Information, it being the intent of this clause that there shall be no liability or obligation except in respect of any representations, warranties and agreements which are in writing and duly executed by HarCor in a definitive agreement with respect to a Transaction;

         4. should you be requested or required by oral questions, interrogations, requests for more information, subponea, civil investigatory demand or similar process to disclose any Confidential Information, you shall provide HarCor with prompt written notice thereof so that HarCor may seek an appropriate protective order and/or waive your compliance with provisions of the Agreement. You further agree to provide to HarCor your active assistance and cooperation as may be reasonably required by HarCor to secure protection of the Confidential Information. If, however, you are, in the reasonable opinion of your counsel, compelled to disclose Confidential Information concerning HarCor to any tribunal, legislative authority or government body or else stand liable for contempt or suffer other censure or penalty, you may so disclose that portion of the Confidential Information so compelled without liability hereunder;

         5. the Confidential Information is and shall remain at all times the sole, absolute and exclusive property of HarCor. In the event that the Transaction is not effected with HarCor after you have been furnished with the Confidential Information, you will promptly return to HarCor all the Confidential Information and will destroy any and all internal working papers, analysis, documents or materials directly or indirectly derived from or reflecting anything contained in the Confidential Information, without retaining any copy thereof or any notes relating thereto. You shall certify
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          that you have returned all Confidential Information and destroyed all such internal memoranda derived from the Confidential Information;

     6. this Agreement shall inure to the benefit of and be binding upon any successors and assigns of the parties hereto, such assignment by you only to be upon HarCor's written consent which may be arbitrarily withheld;

     7. in addition to all other remedies available, HarCor shall be entitled to equitable relief, including injunction or specific performance other than being required to enter into a transaction with HarCor, as to any breach of the provisions of this Agreement without any requirement for the securing or posting of any bond in connection with such remedy. You hereby agree to the granting of such injunctive relief in HarCor's favor without proof of mutual damages. You agree that any failure by HarCor in exercising any right, power or privilege herein shall not operate as a waiver thereof, or that any single or partial exercise thereof shall not preclude any other or further exercise thereof by HarCor or the exercise of any right, power or privilege hereunder;

     8. except in connection with the negotiation of the terms of a Transaction or in accordance with the terms of a Transaction Agreement or through standard business transactions (such as farming, farmouts, joint ventures or other similar transactions) directly with HarCor, for a period of eighteen months from the date of this Agreement neither you or your representatives nor any person or entity controlled by you shall, directly or indirectly:

          (i) acquire, or offer or agree to acquire, directly or indirectly, by purchase or otherwise, 5% or more of any securities of the Company (or direct or indirect rights or options to acquire any securities of the Company), except by way of stock dividends or other distributions made on a pro rata basis with respect to securities of the Company acquired by you prior to the date of this Agreement;

          (ii) solicit proxies or consents or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) of proxies or consents with respect to securities of the Company with regard to seeking control or influence of management of Company;

          (iii) seek to control or influence the management or Board of Directors of the Company with respect to the policies of the Company, seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or seek to induce or in any manner to assist any other person to initiate any stockholder proposal with respect to the securities of the Company, any change of control of the Company or for the purpose of convening a meeting of stockholders of the Company or to initiate any tender or exchange offer for securities of the Company;

          (iv) acquire or agree to acquire, by purchase or otherwise, more than 5% of any class of equity securities of any entity which, prior to the time you acquire or agree to acquire more than 5% of such class, has publicly disclosed (by a filing with the Securities and Exchange Commission or otherwise) that it is, or is otherwise known to you to be, the beneficial owner of more than 5% of the outstanding common stock of the Company;

          (v) without the prior written consent of the Company, make any public announcement (except as required by law or stock exchange policy) or make any written or oral proposal relating to a tender or exchange offer for securities of the Company, a business combination (or other similar transaction which would result in a change of control), sale of assets, liquidation or other extraordinary corporate


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          transaction between the Company or any of its affiliates and you (each such transaction being referred to herein as a "Transaction") or take any action which might require the Company to make a public announcement regarding any Transaction;

          (vi) deposit any securities of the Company in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of securities of the Company; or

          (vii) form, join or in any way participate in a partnership, limited partnership, syndicate or other group (or otherwise act in concert with any other person) for the purpose of acquiring, holding, voting or disposing of more than 5% of the securities of the Company or taking any other actions restricted or prohibited under clauses (i) through (vi) of this Section 8.

     9. the parties hereto understand and agree that unless and until a definitive agreement has been executed and delivered, no contract or agreement providing for a transaction between the parties shall be deemed to exist between the parties, and neither party will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this or any written or oral expression thereof, except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement or offer, unless specifically so designated in writing and executed by both parties. Furthermore, this Agreement is not intended to and does not create a partnership, joint venture or any other business combination between the parties. You agree that HarCor reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further information, to deny access to data rooms and to terminate discussions and negotiations with you at any time. The exercise by HarCor of these rights shall not affect the enforceability of any provision of this Agreement;

     10. you will not directly or indirectly contact any employee, officer, or representative of HarCor with respect to the Transaction without the prior authorization of Dillon Read;

     11. you will not, during the two year period after the date hereof, directly or indirectly, solicit for employment or hire any employee of HarCor with whom you have had contact or who became known to you in connection with the consideration of the Transaction, provided that this restriction is not prohibited by any law or regulation and does not prevent you from employing any person who contacts you on his or her own initiative without encouragement from you; and

     12. you acknowledge that this Agreement is for the benefit of HarCor and Dillon Read. You agree that any action, suit or proceeding for the enforcement of the terms of this Agreement may be brought by HarCor without the necessity of any joinder therein by Dillon Read, and you expressly waive any claim that there is a lack of privity of contract between you and HarCor and that, as a consequence thereof, HarCor has no standing to bring any action with respect to this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed within such State without regard to principles of conflicts of laws.
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All obligations under this Agreement shall terminate upon the earlier of (a)
the successful closing of Transaction; and (b) the second anniversary date of this Agreement.


                                        Very truly yours,

                                        DILLON, READ & CO. INC.



                                        By: /s/ JEFFERY W. MILLER
                                           ------------------------------
                                           Name:  Jeffery W. Miller
                                           Title: Vice President

AGREED TO AND ACCEPTED this
20th day of March, 1997.

By: /s/ JOHN S. CRON*
   ---------------------------
   Name:  John S. Cron
   Title: Offshore Area Landman

*THE PARTIES HERETO AGREE THAT ANY DISPUTE THAT ARISES WITH RESPECT TO THIS
 AGREEMENT SHALL BE ARBITRATED IN ACCORDANCE WITH THE TEXAS GENERAL ARBITRATION ACT ("ACT") AND THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("RULES") AND THAT THE DECISION OF THE ARBITRATOR RENDERED PURSUANT TO THE ACT AND RULES SHALL BE BINDING UPON THE PARTIES AND MAY BE ENFORCED IN ANY COURT OF COMPETENT JURISDICTION. ANY ARBITRATION PROCEEDINGS PURSUANT TO THIS AGREEMENT SHALL BE HELD IN HOUSTON, HARRIS COUNTY, TEXAS. THE ARBITRATOR SHALL NOT AWARD PUNITIVE, CONSEQUENTIAL, NOR MULTIPLE DAMAGES IN SETTLEMENT OF ANY DISPUTE.